SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                [Amendment No. ]

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           First Financial Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                           First Financial Corporation
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:


         2) Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         4) Proposed maximum aggregate value of transaction:


         5) Total Fee Paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
         2)  Form Schedule or Registration Statement No.:
         3)  Filing Party:
         4)  Date Filed:

                           FIRST FINANCIAL CORPORATION
                            One First Financial Plaza
                                  P.O. Box 540
                           Terre Haute, Indiana 47808


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held April 21, 1999


         Notice is hereby given that, pursuant to the call of its Directors, an Annual Meeting of Shareholders of First Financial Corporation ("Corporation") will be held on April 21, 1999 at 11:00 o'clock a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.

         The purposes of the meeting are:

         (1) To elect B. Guille Cox, Jr., Anton H. George, Gregory L. Gibson, John W. Ragle, Virginia L. Smith to the Board of Directors of the Corporation for a three (3) year term to expire in 2002; and

         (2) To transact such other business as may properly be presented at the meeting.

         Only shareholders of record at the close of business on March 17, 1999 will be entitled to notice of and to vote at the meeting.


                                         By Order of the Board of Directors


                                         /s/ DONALD E. SMITH
                                         DONALD E. SMITH
                                         Chairman of the Board and President

March 19, 1999

                  IMPORTANT - PLEASE MAIL YOUR PROXY PROMPTLY


            IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE
         MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE
        ENCLOSED PROXY IN THE ENVELOPE PROVIDED.  NO POSTAGE IS REQUIRED
                        IF MAILED IN THE UNITED STATES.

                               PROXY STATEMENT OF
                          FIRST FINANCIAL CORPORATION
                           One First Financial Plaza
                                  P.O. Box 540
                           Terre Haute, Indiana 47808
                                 (812) 238-6000

                            -----------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held April 21, 1999


                              GENERAL INFORMATION


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of First Financial Corporation (the "Corporation") of Proxies for use at an Annual Meeting of Shareholders of the Corporation to be held on April 21, 1999 at 11:00 a.m. at One First Financial Plaza, Terre Haute, Indiana, and at any and all adjournment of such meeting. This Proxy Statement and accompanying form of proxy were first mailed to the shareholders on or about March 19, 1999.

         The Corporation is a multi-bank holding company which owns Terre Haute First National Bank ("Terre Haute First"), First State Bank, First Citizens State Bank, First Farmers State Bank, First Ridge Farm State Bank, First Parke State Bank, First National Bank of Marshall, First Crawford State Bank and The Morris Plan Company of Terre Haute, Inc..

         Only shareholders of record as of March 16, 1999 will be entitled to notice of, and to vote at, the Annual Meeting. As of March 16, 1999 the Corporation had issued and outstanding 6,990,393 shares of common stock, which were held by approximately 1,120 shareholders of record. There are no other outstanding securities of the Corporation entitled to vote. For the matters to be voted on at this Annual Meeting, each share is entitled to one vote, exercisable in person or by proxy. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shares voting, abstaining or withholding authority to vote on any issue will be counted as present for purposes of determining a quorum. Approval of a plurality of the votes cast at the meeting, assuming a quorum is present, is required for election of each nominated director. Action on any other matters to come before the meeting must be approved by an affirmative vote of a majority of the shares present, in person, or by proxy. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the named nominees will result in the respective nominee receiving fewer votes.

         The cost of soliciting proxies will be borne by the Corporation. In addition to use of the mails, proxies may be solicited personally or by telephone by officers, directors and certain employees who will not be specially compensated for such soliciting.

         Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of the proxy will not affect the shareholder's right to vote in person if he or she attends the meeting. Revocation may be made prior to the meeting (i) by written notice sent to John
W. Perry, Secretary, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (ii) personally upon oral or written request at the Annual Meeting, or (iii) by duly executing a proxy bearing a later date.

         The shares represented by proxies will be voted as instructed by the shareholders giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted in favor of the election as directors of the five (5) persons named as nominees in this Proxy Statement. If for any reason any of the director/nominees becomes unable or is unwilling to serve at the time of the meeting (an event which the Board of Directors does not anticipate), the persons named as proxies in the accompanying form of proxy will have discretionary authority to vote for a substitute nominee or nominees named by the Board of Directors if the Board of Directors elects to fill such nominees' positions. Any other matters that may properly come before the meeting will be acted upon by the persons named as proxies in the accompanying form of proxy in accordance with their discretion.

                       ---------------------------------

                             ELECTION OF DIRECTORS

         The Board of Directors is currently composed of fourteen (14) members. The Corporation's Articles of Incorporation divide the Board of Directors into three classes, as nearly equal in size as possible, with one class of directors elected each year for a term extending to the third succeeding Annual Meeting after such election. The nominees for election as director are nominated to serve for terms to expire in 2002. Each nominee is currently a director of the Corporation whose current term as a director will expire in 1999. The following information is provided concerning each nominee and each incumbent director continuing in office.

Nominees for Terms to Expire in 2002

Name and Age                 Year             Title or          Principal Occupation for the Last          Term
------------                 ----             --------          ---------------------------------          ----
                             Became a         Position          Five Years                                 Expires
                             --------         ---------         ----------                                 -------
                             Director
                             --------
B. Guille Cox, Jr., 53       1987             Director          Attorney-At-Law with Cox Zwerner           1999
                                                                Gambill & Sullivan
Anton H. George, 39          1989             Director          President of Indianapolis Motor            1999
                                                                Speedway Corp; Director of Indiana
                                                                Energy, Inc.
Gregory L. Gibson, 36        1994             Director          President of ReTec, Inc.                   1999
John W. Ragle, 72            1983*            Director          President of Ragle & Company, Inc.         1999
Virginia L. Smith, 51        1987             Director          President of R.J. Oil, Inc.                1999

Other Incumbent Members of the Board of Directors

Name and Age                 Year             Title or          Principal Occupation for the Last          Term
------------                 ----             --------          ---------------------------------          ----
                             Became a         Position          Five Years                                 Expires
                             --------         ---------         ----------                                 -------
                             Director
                             --------
Walter A. Bledsoe, 83        1983*            Director          Personal Investments                       2001
Thomas T. Dinkel, 48         1989             Director          President of Sycamore Engineering,         2000
                                                                Inc.
Mari H. George, 64           1989             Director          Chairman of Indianapolis Motor             2000
                                                                Speedway Corp.
Max L. Gibson, 58            1983*            Director          President of Majax Company; Director,      2001
                                                                IPALCO, Inc.
Norman L. Lowery, 52         1989             Vice-             President of Terre Haute First             2000
                                              Chairman of       (effective January 1, 1996); Attorney-
                                              the Board         At-Law with Wright Shagley &
                                                                Lowery through 1995
William A. Niemeyer, 76      1983*            Director          President of Niemeyer Coal Co.             2001
Patrick O'Leary, 62          1983*            Director          President of Contract Services, LLC        2000
Chapman J. Root, II, 49      1989             Director          President of Root Company; Director        2000
                                                                of International Speedway Corp
Donald E. Smith, 72          1983*            Chairman of       President of Terre Haute First National    2001
                                              the Board         Bank through 1995; Director of
                                              and President     Southern Indiana Gas & Electric Co.

* First Financial Corporation was formed in 1983.

Additional Information Concerning Board of Directors

         Attendance at Meetings. During 1998, the Board of Directors of the Corporation held 12 regular meetings and a total of 16 meetings. No director standing for re-election attended fewer than 75% of the aggregate number of Board meetings and meetings on committees on which he or she served except Anton
H. George who attended 62.5% of the meetings.

         Certain Relationships. Certain family relationships exist among the directors of the Corporation. Donald E. Smith is the father of Virginia L. Smith and father-in-law of Norman L. Lowery. Mari H. George is the mother of Anton H. George. Max L. Gibson is the father of Gregory L. Gibson. There are no arrangements or understandings between any of the directors pursuant to which any of them have been selected for their respective positions.

         Committees. The Board of Directors had no standing nominating committee or any committee performing similar functions during 1998; such functions are performed by the Board of Directors as a whole.

         The Corporation's Examining Committee, which consists of John W. Ragle, Max Gibson, and Patrick O'Leary, reviews the Corporation's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures. This Committee recommends to the Board the appointment of the independent public accountants for the Corporation. This Committee met twice during 1998.

         The Corporation's Compensation Committee, which consists of Messrs. A. George, M. Gibson, O'Leary, Lowery, Niemeyer, D. Smith, V. Smith, and overviews the compensation of the officers of subsidiary banks and recommends salaries and bonus amounts to the full Board of Directors. Such Committee met four times in 1998.

         Compensation of Directors. Directors of the Corporation received a fee of $200 per meeting during 1998 if the meeting was held as a joint meeting with the Board of Directors of Terre Haute First. For meetings of the Board of Directors of the Corporation which were not joint meetings with the Board of Directors of Terre Haute First, directors received a fee of $500 per such meeting attended.

         Directors of Terre Haute First, a wholly-owned banking subsidiary of the Corporation, received a fee in 1998 of $500 for each meeting attended and a semi-annual fee of $2,500. In addition, Directors of Terre Haute First, other than those employed by Terre Haute First, receive a fee of $300 for each Loan Discount Committee meeting attended. Directors of Terre Haute First that are not yet seventy (70) have the option of participating in a deferred director's fee program, pursuant to which each year, for five years, $6,000 of director's fees are deferred until the participant reaches the age of sixty-five (65) or seventy
(70), at which point the director may elect to receive payments over a ten year period. For 1998, the allocated cost of the deferred director's fees was $137,179, which is funded by Terre Haute First with insurance products.

         Directors of First State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

         Directors of First Citizens State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $300 for each meeting attended.

         Directors of First Farmers State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

         Directors of First Ridge Farm State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

         Directors of First Parke State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $200 for each meeting attended.

         Directors of First National Bank of Marshall, a wholly-owned banking subsidiary of the Corporation, received a fee of $325 for each meeting attended.

         Directors of First Crawford State Bank, a wholly-owned banking subsidiary of the Corporation, received a fee of $500 for each meeting attended.

         Directors of Morris Plan Company, a wholly-owned banking subsidiary of the Corporation receive a fee of $200 for each meeting attended and a semi-annual retainer fee of $2,000.

                     EXECUTIVE OFFICERS OF THE CORPORATION

         The executive officers of the Corporation consist of Donald E. Smith, Chairman of the Board and President; Norman L. Lowery, Vice Chairman; John W. Perry, Secretary; Michael A. Carty, Treasurer; and W. Edward Jukes, Chief Credit Officer. Mr. Perry, age fifty-five, was Treasurer of the Corporation from 1983 through 1990 and has been Secretary from 1990 through the present. For the past twelve years, Mr. Perry's principal occupation has been as the Senior Vice President of Terre Haute First. Mr. Carty, age forty-eight, has been Senior Vice President of Terre Haute First since 1990 and was Vice President of Terre Haute First from 1983 until 1990. Mr. Jukes, age fifty- six, has been Senior Vice President of Terre Haute First since 1989. For additional information concerning Messrs. Smith and Lowery, see "ELECTION OF DIRECTORS."

                            COMPENSATION OF OFFICERS

Compensation Committee Report

         Decisions on compensation of the Corporation's executives are made by the Compensation Committee of the Board, which also serves as the Compensation Committee of Terre Haute First. Each member of the Compensation Committee, except Mr. Smith and Mr. Lowery, was a non-employee director. All decisions of the Compensation Committee relating to the compensation of the Corporation's executive officers are reviewed by the full Board. Pursuant to rules of the Securities and Exchange Commission designed to enhance disclosure of corporation policies toward executive compensation, set forth below is a report submitted by Messrs. O'Leary (Chairman), A. George, M. Gibson, Lowery, Niemeyer, D. Smith, and V. Smith in their capacity as the Board's Compensation Committee addressing the Corporation's compensation policies for 1998 as they affected Mr. Smith and Messrs. Lowery, Perry, Jukes and Carty the other executive officers other than Mr. Smith who, for 1998, were the Corporation's most highly paid executive officers whose total annual salary and bonus exceeded $100,000.

         Compensation Policies Toward Executive Officers. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation to the executive officers and to reward officers for satisfactory individual performance and for satisfactory performance of the Corporation as a whole. There are no established goals or standards relating to performance of the Corporation which have been utilized in setting compensation of individual employees.

         Base Salary. Each executive officer is reviewed individually by the Compensation Committee, which review includes an analysis of the performance of the Corporation and Terre Haute First. In addition, the review includes, among other things, an analysis of the individual's performance during the past fiscal year, focusing primarily upon the following aspects of the individual's job or characteristics of the individual exhibited during the most recent fiscal year: quality and quantity of work; supervisory skills; dependability; initiative; attendance; overall skill level; and overall value to the Corporation.

         Annual Bonus Amounts. The Compensation Committee determines whether a bonus should be paid based primarily upon the overall performance of the Corporation. For 1998, Mr. Smith received a bonus of $125,000 and Messrs. Lowery, Perry, Jukes and Carty each received a bonus equal to 17%,11%, 10%, and 10% of their respective salary, or $40,000, $16,269, $11,750, and $10,050, respectively.

         Other Compensation Plans. At various times in the past the Corporation has adopted certain broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other corporation employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans.

         Benefits. The Corporation provides medical and pension benefits to the executive officers that are generally available to other Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1998.

         Mr. Smith's 1998 Compensation. Regulations of the Securities and Exchange Commission require that the Compensation Committee disclose the Committee's basis for compensation reported for Mr. Smith in 1998. Mr. Smith's salary and bonus are determined in the same manner as discussed above for other executive, except that $75,000 of Mr. Smith's $125,000 bonus was made in connection with an employment agreement providing for a split-dollar life insurance arrangement between the Corporation, Terre Haute First and Mr. Smith. The Compensation Committee believes that Mr. Smith has managed the Corporation well.

                   MEMBERS OF THE 1998 COMPENSATION COMMITTEE

Anton H. George            Max L. Gibson             Norman L. Lowery
William A. Niemeyer
Patrick O'Leary            Donald E. Smith           Virginia L. Smith

Compensation Committee Insider Participation

         During the past fiscal year, Mr. Smith, the Chief Executive Officer and Mr. Lowery, the Vice-Chairman, served on the Compensation Committee but did not participate in any discussion or voting with respect to the salaries or bonuses of either Mr. Smith or Mr. Lowery. Moreover, Mr. Smith and Mr. Lowery excused themselves from the room during the discussion by the Compensation Committee of the compensation of both Mr. Smith and Mr. Lowery.

Summary Compensation Table

         The following table sets forth for the fiscal years ending December 31, 1998, 1997, and 1996 the cash compensation paid by the Corporation, as well as certain other compensation paid or awarded during those years, to the Chief Executive Officer and any other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998.

      Name and Principal                          Annual Compensation (1)
           Position             Year              Salary        Bonus (2)           All Other Compensation (3)
      ------------------        ----              -----------------------          --------------------------
Donald E. Smith                 1998             $306,158        $125,000                     $12,879(4)
  President, CEO and            1997             $285,114        $115,000                     $10,879
  Chairman                      1996             $274,148        $115,000                     $17,135


Norman L. Lowery                1998              $238,000        $40,000                     $ 4,395(4)
   Vice Chairman                1997              $208,000        $25,000                     $ 4,395
                                1996              $200,000        $20,000                     $15,395
John W. Perry                   1998              $147,901        $16,269                     $ 1,354(4)
  Secretary                     1997              $142,556        $11,500                     $ 1,247
                                1996              $137,075        $13,707                     $ 9,914


W. Edward Jukes                 1998              $117,799        $11,780                     $ 1,650(4)
  Chief Credit  Officer         1997              $113,268        $11,326                     $ 1,394
                                1996              $108,912        $10,891                     $ 7,973


Michael A. Carty                1998              $100,550        $10,050                     $   918(4)
    Treasurer                   1997              $ 96,683        $ 9,668                     $   354
                                1996              $ 92,964        $ 9,296                     $ 5,856


(1) While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus and are not required to be disclosed by applicable rules of the Securities and Exchange Commission.

(2) The bonus amounts are payable pursuant to determinations made by the Compensation Committee of the Corporation, as described in the "Compensation Committee Report."

(3) These amounts include Corporation payments for the years noted on behalf of the above-named individuals (except Mr. Smith) pursuant to a life insurance program ("Life Insurance Program") for the executive officers of Terre Haute First. Under the Life Insurance Program, Terre Haute First purchased a life insurance policy on behalf of each executive officer of Terre Haute First. The policy is owned by the individual and will be paid at age 65 for those that were 55 or older, and at age 60 for those who are less than 55 years of age at the time the program was started. The annual cost of this insurance for those reported (except for Mr. Smith) was as follows: $4,395 for Mr. Lowery; $1,354 for Mr. Perry; $1,650 for Mr. Jukes; and $918 for Mr. Carty.

         Mr. Smith no longer participates in the group term life insurance policy of the Corporation (which coverage would terminate upon his retirement). The Corporation paid for its portion of a separate split-dollar life insurance policy for Mr. Smith in 1998, which will continue to be in effect following his retirement as an executive officer of the Corporation and Terre Haute First. In 1998, the dollar value of the benefit to Mr. Smith of the premium paid by the Corporation and Terre Haute First in connection with such policy, which was issued pursuant to an Employment Agreement between the Corporation, Terre Haute First, and Mr. Smith, was $12,879 (which amount is included in the amount reported for Mr. Smith above). The Corporation expects to recover the premiums it pays for this split-dollar policy from the proceeds of such policy.

         Because Mr. Lowery was not eligible for the ESOP in 1996, a non-qualified deferred compensation program was established. A contribution of $11,000 was made in 1996 to this non-qualified plan on behalf of Mr. Lowery, but no such contribution was made in 1997 or 1998.

(4) Allocations to the named individual's respective account in the Corporation's Employee Stock Ownership Plan ("ESOP") for 1998, which are properly includable in this column, were not calculable as of the date of this Proxy Statement. Such amounts for 1997 were as follows:
         $8,435 for Mr. Smith; $8,435 for Mr. Lowery $8,302 for Mr. Perry; $6,737 for Mr. Jukes and $5,644 for Mr. Carty.


Employee Benefit Plans

         Employee Stock Ownership Plan. The Corporation sponsors the First Financial Corporation Employee Stock Ownership Plan ("ESOP") and the First Financial Corporation Employees' Pension Plan ("Pension Plan") for the benefit of substantially all of the employees of the Corporation and its subsidiaries. As discussed below, these plans constitute a "floor-offset" retirement program.

         The Pension Plan is a defined benefit "floor" plan which provides each participant with a minimum benefit or "floor" which is offset by the benefit provided by the ESOP. Thus, if a participant's benefit under the ESOP is insufficient to fund the minimum "floor" of benefits specified by the Pension Plan, the Pension Plan will make up the difference. If a participant's benefit under the ESOP is higher than the minimum or "floor" benefit under the Pension Plan, the participant receives the higher benefit under the ESOP.

         All employees of the Corporation and its subsidiaries become participants in the ESOP after completing one year of service for the Corporation or its subsidiaries and attaining age 21. Under the terms of the ESOP, the Corporation or its subsidiaries, as participating employers, may contribute Corporation common stock to the ESOP or contribute cash to the ESOP which will be primarily invested in the Corporation's common stock. The amount of contributions, when they are made, is determined by the Board of Directors of the Corporation. No participant contributions are required or allowed under the ESOP.

         For a discussion of the forms in which benefits may be distributed under the ESOP, see the discussion under "Defined Benefit Plan" below.

         Participants have the right to direct the voting of the shares of the Corporation's stock allocated to their accounts under the ESOP on all corporate matters.

         For the year ended December 31, 1998, the Corporation contributed $750,000 to the ESOP. The cash will be allocated to the individual ESOP accounts of the participants effective as of December 31, 1998, although no allocation to the individual accounts had been made or calculated as of the date of mailing of this Proxy Statement.

         Defined Benefit Plan. As described above, the Pension Plan was adopted in conjunction with, but is separate from, the ESOP. Employees become participants in the Pension Plan after completing one year of service for the Corporation or its subsidiaries and attaining age 21. All employees of the Corporation and its subsidiaries are eligible to become participants. No participant contributions are required or allowed under the Pension Plan. The Pension Plan, in conjunction with the ESOP, is designed to provide participants with a minimum retirement benefit.

         The monthly guaranteed minimum benefit under the Pension Plan is reduced by the monthly benefit derived from the participant's vested portion of his ESOP account balance, calculated by the actuary for the Pension Plan as a single life annuity. The normal retirement benefit will begin at age 65 and be paid monthly for as long as the participant lives.

         The normal form of retirement benefit under the ESOP and Pension Plan is a monthly life annuity. A married participant will receive an actuarially equivalent joint and 50% survivor annuity (a monthly payment for the participant's life with the surviving spouse receiving 50% of that amount for life), unless the participant otherwise elects and the participant's spouse consents to such election. A participant may also elect to receive his retirement income from the ESOP and Pension Plan in the form of: a monthly income payable for life; a monthly income payable for life with either 50%, 66-2/3%, or 100% of the participant's benefit paid to the participant's designated beneficiary starting upon the participant's death and continuing for as long as the beneficiary lives; or a monthly income payable for life with 60, 120 or 180 monthly payments guaranteed, provided that the number of guaranteed monthly payments cannot be for a period greater than the joint life expectancy of the participant and his spouse. The ESOP also provides that a participant's benefit may be distributed in a single lump sum or substantially equal monthly, quarterly or annual installments over a period which does not exceed the participant's life expectancy (or the joint life expectancy of the participant and his spouse). However, a participant may deem that all or any part of the distribution from the ESOP be made in whole shares of the Corporation's common stock prior to the date specified for distribution, with any fractional shares distributed in cash.

         The following table shows the estimated annual benefits payable under the Pension Plan upon retirement at age 65 for various periods of Benefit Service at specified levels of remuneration. The benefit amounts presented in the totals are annual straight life annuity amounts without deduction for social security or other offset amounts. A participant's Final Average Annual Compensation shown under the Pension Plan is generally based on the compensation set forth in the Summary Compensation Table.


                   Estimated Minimum Annual Retirement Benefit

                       Final Average Annual Compensation

Years
of Benefit                                                                                                300K or
Service           70K          100K         130K        160K        190K          220K         250K         more
----------        ---          ----         ----        ----        ----          ----         ----       -------
     10         $16,405      $24,355      $32,305      $40,255     $48,205       $56,155      $64,105     $77,355
     20          32,810       48,710       64,610       80,510      96,410       112,310      128,210     154,710
     30          42,215       63,065       83,915      104,765     125,615       146,465      167,315     202,065
     40          43,418       65,242       87,068      108,892     130,718       152,542      174,368     210,742

         Maximum benefits under the Pension Plan are subject to the annual limitation ($130,000 for 1998) imposed on qualified plans by the Internal Revenue Code ("IRC"). The maximum compensation which may be taken into account for any purpose under the Pension Plan is limited by the Internal Revenue Code to $160,000 for 1998. The Corporation implemented a nonqualified supplemental retirement plan effective January 1, 1997 to replace benefits lost due to the IRC limitations on benefits and compensation noted above. The above table includes benefits from both the qualified and nonqualified plans. Hence, neither limit has been taken into account in the calculation of the estimated annual retirement benefits shown.

         Under the Pension Plan, the executive officers of the Corporation named in the Summary Compensation Table under "COMPENSATION OF OFFICERS" have the following current years of benefit service: Donald E. Smith - 30 years; John W. Perry - 24 years; Michael A. Carty - 22 years; W. Edward Jukes - 9 years; and Norman L. Lowery - 3 years.

                          TRANSACTIONS WITH MANAGEMENT

         Directors and principal officers of the Corporation and their associates were customers of, and have had transactions with, the Corporation and its subsidiary banks in the ordinary course of business during 1998. Comparable transactions may be expected to take place in the future.

         During 1998 various directors and officers of the Corporation and their respective associates were indebted to the subsidiary banks from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for similar transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

         The law offices of B. Guille Cox, Jr., in which Mr. Cox is a partner, were paid legal fees by the Corporation and its subsidiaries for the fiscal year ending December 31, 1998.

                         COMPARATIVE PERFORMANCE GRAPH

         The following graph compares cumulative total shareholder return on the Corporation's common stock over the last five fiscal years with the returns of the CRSP Total Return Index for the NASDAQ Stock Market (U.S.) and the CRSP Total Return Index for NASDAQ bank stocks. The graph assumes $100.00 was invested on January 1, 1993 in the Corporation's common stock and in each of the two indices shown, and the reinvestment of all dividends.

                              [GRAPH APPEARS HERE]



                                    12/31/98
                                  PROXY GRAPH

              NASDAQ                 NASDAQ
              STOCK                  BANK                   FFC
31-Dec        MARKET                 STOCK                  STOCK
------        ------                 -------                -----
  93          249.861       100      241.193       100      28.51        100

  94          244.244     97.75      240.315     99.64      26.83      94.11

  95          345.448    138.26       357.89    148.38      29.08        102

  96          424.801    170.01      472.517    195.91      35.86     125.78

  97          521.159    208.58      791.156    328.02      58.34     204.63

  98          732.615    293.21      783.641    324.90      50.22     176.15


                              EMPLOYMENT CONTRACTS

         On January 3, 1995, the Corporation, Terre Haute First, and Mr. Smith entered into an Employment Agreement ("Agreement") whose term expires on December 31, 2000 (although the Agreement may be renewed for successive one (1) year terms as agreed upon by the parties). The Agreement provides that Mr. Smith will serve as President and Chief Executive Officer of the Corporation during the term of the agreement and perform such other duties as may be established by the Board of Directors of the Corporation and Terre Haute First. Under the terms of the Agreement, Mr. Smith will be paid an annual salary as set by the Board of Directors of the Corporation and Terre Haute First. In addition, the Agreement requires that the Corporation and Terre Haute First establish a split-dollar life insurance arrangement with Mr. Smith which will insure the lives of Mr. Smith and his spouse. Under the terms of the Agreement, the Corporation and Terre Haute First expect to recover the premiums they pay for such policy from the proceeds of such policy.

         Effective January 1, 1997, Terre Haute First entered into an Employment Agreement with Norman L. Lowery, its President and Chief Executive Officer. The Employment Agreement is a five-year agreement and extends annually for an additional one-year term to maintain its five-year term if Terre Haute First's Board of Directors determines to so extend it. Under the Employment Agreement, Mr. Lowery receives an initial annual salary equal to his current salary subject to increases approved by the Board of Directors. The Employment Agreement also provides, among other things, for Mr. Lowery's participation in other bonus and fringe benefit plans available to the Corporation's and Terre Haute First's employees. Mr. Lowery may terminate his employment upon ninety (90) days' prior written notice to Terre Haute First. Terre Haute First may discharge Mr. Lowery for just cause (as defined in the Employment Agreement) at any time or in certain events specified by applicable law or regulations.

         If Terre Haute First terminates Mr. Lowery's employment for other than just cause or Mr. Lowery is constructively discharged and such termination does not occur within twelve months after a change in control of Terre Haute First or the Corporation, the Employment Agreement provides for Mr. Lowery's receipt in a lump-sum or periodic payments of an amount equal to the sum of (A) Mr. Lowery's base salary through the end of the then-current term, plus (B) in Mr. Lowery's sole discretion and in lieu of continued participation in Terre Haute First's fringe benefit and retirement plans, cash in an amount equal to the cost of obtaining all health, life, disability, retirement and other benefits which Mr. Lowery would otherwise be eligible to receive if he continued to participate in those plans through the end of the then-current term. In the event Terre Haute First terminates Mr. Lowery's employment for other than just cause or Mr. Lowery is constructively discharged within twelve months following a change in control of Terre Haute First or the Corporation, the Employment Agreement provides for Mr. Lowery's receipt of a lump-sum payment of an amount equal to the difference between (A) the product of 2.99 times his "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) and
(B) the sum of any other parachute payments, as determined under Section 280G(b)(2) of the Code, in addition to the benefits described above which he would receive if the termination did not occur within 12 months following a change in control.

         If the payments provided for under the Employment Agreement, together with any other payments made to Mr. Lowery by Terre Haute First, are determined to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause Terre Haute First to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation that would be paid to Mr. Lowery under the Employment Agreement if such agreement were terminated within 12 months after a change in control of Terre Haute First would be $740,084, plus all other amounts he would otherwise be due under the Employment Agreement for the balance of its term.

          PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table contains information concerning individuals or entities who, to the knowledge of the Corporation, beneficially owned on March 12, 1999, more than 5% of the common stock of the Corporation:


     Name and Address of
       Beneficial Owner           Shares Beneficially Owned   Percent of Class
     -------------------          -------------------------   ----------------
First Financial Corporation                 437,118 (1)             6.24%
  Employee Stock Ownership
   Plan ("ESOP")
One First Financial Plaza
Terre Haute, Indiana 47807

T. Rigasco Trust Co-Trustees:               480,229                 6.85%
National City Bank of Indiana
One National City Center
Indianapolis, IN 46255
Jack R. Snyder
One American Square
Indianapolis, IN   46282

Princeton Mining Company                    653,112                 9.32%
State Road 46 South
Terre Haute, Indiana 47803

(1) Represents shares held in trust by the Corporation's subsidiary, Terre Haute First.

         The Trust Departments of five (5) subsidiary banks of the Corporation which have trust departments hold, as of March 1, 1999, 1,019,213 shares of the Corporation's common stock for the beneficiaries of certain trusts, estates and agencies administered by the subsidiary banks. The respective trust departments are authorized to vote 390,467 shares of the Corporation's common stock which such trust departments hold of record, either in person or by proxy, so long as each vote is in the best interest of any such trust, estate or agency and the beneficiaries or principals thereof. All shares held by such trust departments will be voted in accordance with the instructions of co-fiduciaries, beneficiaries or principals, as applicable.

Security Ownership Management

         The following table sets forth as of March 12, 1999 the total number of shares of common stock of the Corporation beneficially owned by each Director and certain executive officers of the Corporation and by all Directors and executive officers as a group. The number of shares shown as being beneficially owned by each Director and executive officer are those over which he or she has sole or shared voting or investment power.

Name of Beneficial Owner             Shares Beneficially Owned (1)    Percent of Class
------------------------             -----------------------------    ----------------
Walter A. Bledsoe                               14,991                      .21%
B. Guille Cox, Jr.                              42,748                      .61%  (2)
Thomas T. Dinkel                                 4,884                      .07%
Anton H. George                                    309                      .01%
Mari H. George                                     231                      .01%
Gregory L. Gibson                               32,949                      .47%
Max L. Gibson                                  119,185                     1.71%
Norman L. Lowery                                12,496                      .18%
William A. Niemeyer                              7,380                      .11%
Patrick O'Leary                                 25,000                      .36%
John W. Ragle                                   58,043                      .83%
Chapman J. Root, II                            100,382                     1.44% (3)
Donald E. Smith                                 79,963                     1.14%
Virginia L. Smith                                2,967                      .04%
John W. Perry                                   11,110                      .16%
W. Edward Jukes                                 12,369                      .18%
Michael A. Carty                                 5,181                      .07%
All Directors and Executive Officers
as a group
(17 individuals)(4)                            530,188                     7.58%

(1) The information contained in this column is based upon stockholder records of the Corporation and information furnished to the Corporation by the individuals identified above.

(2) Mr. Cox, under certain circumstances, has the power, with the consent of others, to vote an additional 202,223 shares (2.88%). These shares are not reflected in the above amount.

(3) Includes 100,000 shares held by the 1992 Root Children's Business Trust, of which Mr. Root is a trustee. Mr. Root disclaims beneficial ownership with respect to all such shares in the trust except those in which he is the beneficiary. Mr. Norman L. Lowery is also trustee of this trust.

(4) Excludes 202,223 shares over which Mr. Cox may, under certain circumstances, exercise voting control. Includes shares held for the accounts of Donald E. Smith, John W. Perry, Michael A. Carty, and W. Edward Jukes in the First Financial Corporation Employee Stock Ownership Plan described above.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Corporation common stock and other equity securities of the Corporation. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. To the best knowledge of the Corporation, during the most recent fiscal year all officers, directors and greater than ten-percent beneficial owners of the Corporation timely filed all statements of beneficial ownership required to be filed with the SEC.

                            INDEPENDENT ACCOUNTANTS

         The Board of Directors appointed PriceWaterhouseCoopers, L.L.P., Certified Public Accountants as independent accountants to audit the books, records and accounts of the Corporation for 1998. The Board of Directors anticipates that it will appoint an independent public accountant to audit the books, records, and accounts of the Corporation for 1999 in April, 1999. Representatives of PriceWaterhouseCoopers, L.L.P. are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders. PriceWaterhouseCoopers, L.L.P. have been independent accountants for the Corporation since 1984.


                             SHAREHOLDERS PROPOSALS

         Any proposals which shareholders desire to present at the 2000 Annual meeting must be received by the Corporation at its principal executive offices on or before November 22, 1999 to be considered for inclusion in the Corporation's proxy material for that meeting.


                         ANNUAL REPORT TO SHAREHOLDERS

         The 1998 Annual Report to Shareholders, containing financial statements for the year ended December 31, 1998, and other information concerning the operations of the Corporation is enclosed herewith, but is not to be regarded as proxy soliciting material.

         UPON WRITTEN REQUEST, THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH REQUESTING SHAREHOLDER, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998. ADDRESS ALL REQUESTS TO:


           MICHAEL A. CARTY, TREASURER - FIRST FINANCIAL CORPORATION
     ONE FIRST FINANCIAL PLAZA - P.O. BOX 540 - TERRE HAUTE, INDIANA 47808

                                 OTHER MATTERS

         The Annual Meeting is called for the purposes set forth in the Notice. The Board of Directors of the Corporation does not know of any matters for action by shareholders at such Annual Meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which were not known to the Board of Directors at least 45 days before the date this proxy statement was first sent or given to shareholders and which may properly come before the Annual Meeting. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy with respect to such matters in accordance with their best judgment.

                       By Order of the Board of Directors



                                 /s/DONALD E. SMITH
                                 DONALD E. SMITH
                                 Chairman of the Board and President